Exhibit 99.2

UTStarcom Announces Results of Its 2011 Annual General Meeting of Shareholders

Beijing, June 24, 2011 — UTStarcom, Inc. (“UTStarcom” or the “Company”) (NASDAQ: UTSI), a leading provider of interactive, IP-based network solutions in iDTV, IPTV, Internet TV and Broadband for cable and telecom operators, today announced the official results of its 2011 Annual General Meeting, held on June 24, 2011 at 4:00 p.m. local time in Beijing, China. The shareholders voted on five proposals and cast their votes as described below:

1.              The shareholders elected Jack Lu, Baichuan Du and Xiaoping Li as Class II Directors to serve until the 2014 Annual General Meeting of Shareholders;

2.               The shareholders ratified PricewaterhouseCoopers Zhong Tian CPAs Limited Company as the Company’s independent auditor for the fiscal year ending December 31, 2011;

3.               The shareholders approved on an advisory basis, the 2010 executive compensation awarded to the Company’s named executive officers as disclosed in the proxy statement for the 2011 annual general meeting of stockholders;

4.               The results of the voting for the frequency of future advisory votes to approve the compensation of the Company’s named executive officers were: 39,522,521 votes for every three years, 91,526 for every two years, 68,003,682 for every one year, 1,014,295 abstentions, and 18,987,138 non-votes; and

5.               The shareholders adopted the Agreement and Plan of Merger and Reorganization, entered into as of April 25, 2011, by and among UTStarcom, UTStarcom Holdings Corp., a Cayman Islands exempted company and a wholly-owned subsidiary of UTStarcom (“UTS Holdings”), and UTSI Mergeco Inc., a Delaware corporation and a wholly owned subsidiary of UTStarcom Holdings Corp., pursuant to which UTSI Mergeco Inc. will merge with and into UTStarcom with UTStarcom surviving the merger as a wholly owned subsidiary of UTS Holdings (the “Merger”), and whereby each issued and outstanding share of the common stock of UTStarcom will be converted into the right to receive one UTS Holdings ordinary share, which shares will be issued by UTS Holdings as part of the Merger.

About UTStarcom, Inc.

UTStarcom is a leading provider of interactive, IP-based network solutions in iDTV, IPTV, Internet TV and Broadband for cable and telecom operators. The Company sells its solutions to operators in both emerging and established telecommunications and cable markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks.

Founded in 1991, listed on NASDAQ in 2000, the Company has its operational headquarters in Beijing, China and research and development operations in China and India. For more information about UTStarcom, visit the Company’s Web site at http://www.utstar.com.

Forward-Looking Statements

This release includes forward-looking statements, including statements regarding the terms and completion of the Merger.  These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These uncertainties include, but are not limited to, the ability of the parties to consummate the Merger and the satisfaction of closing conditions to consummate the Merger.  All forward-looking statements included in this release are based upon information available to the Company as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement.

For more information, please contact:

Jing Ou-Yang

UTStarcom, Inc.

Phone: +8610 8520 5153

jouyang@utstar.com

Brion Tingler

Kreab Gavin Anderson

Phone: +8610 6505 9816

btingler@kreabgavinanderson.com